Exhibit 4.1

Execution Version

stock PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of June 20, 2020, by and between Agenus Inc., a Delaware corporation (the “Company”), Betta Investment (Hong Kong) Limited (貝達投資(香港)有限公司), a limited liability company established under the laws of Hong Kong (“Purchaser”), and Betta Pharmaceuticals Co., Ltd. (贝达药业股份有限公司), a limited liability company established under the laws of PRC, and the sole stockholder and owner of Purchaser (“Parent”).

WHEREAS, the Company and Parent entered into that certain License and Collaboration Agreement dated as of the date hereof (the “License Agreement”); and

WHEREAS, in connection with the execution of the License Agreement, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, shares of Common Stock in the amount and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person. For the purposes of this definition, “control” refers to any of the following: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.

“Applicable Health Laws” has the meaning ascribed to such term in Section 3.1(x).

“Authorizations” has the meaning ascribed to such term in Section 3.1(x).

“Board of Directors” means the board of directors of the Company.

“Bylaws” has the meaning ascribed to such term in Section 3.1(f).

“Business Day” means a day other than a Saturday or Sunday or a federal holiday in New York, New York, USA, a public holiday in Hong Kong, or a national holiday in the People’s Republic of China.

“Certificate” has the meaning ascribed to such term in Section 3.1(f).

“Change in Control” means, with respect to the Company: (a) any transaction or series of related transactions pursuant to which a third party that does not, itself or together with its Affiliates, prior thereto beneficially own more than fifty percent (50%) of the voting power of the outstanding securities of the Company acquires or otherwise becomes the beneficial owner of securities of the Company representing more than fifty percent (50%) of the voting power of the then outstanding securities of the Company with respect to the election of directors; or (b) a merger (including a reverse triangular merger), reorganization, consolidation, share exchange, or similar transaction involving the Company in which the holders of voting securities of the Company outstanding immediately prior thereto and their Affiliates cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, or similar transaction; or (c) the Company sells all or substantially all of its assets to a third party.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all conditions precedent to (i) Purchaser’s obligation to pay the Purchase Price and (ii) the Company’s obligation to deliver the Shares, in each case, have been satisfied or waived, but in no event later than two (2) Trading Days following receipt of the PRC Approval.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Ropes & Gray LLP, with offices located at Prudential Tower, 800 Boylston Street, Boston, MA 02199.

“Company Intellectual Property” has the meaning ascribed to such term in Section 3.1(i).

“Company Product” has the meaning ascribed to such term in Section 3.1(x).

“Cut Back Shares” has the meaning ascribed to such term in Section 4.2.

“Disclosure Schedules” means the schedules attached to this Agreement, as they may be updated pursuant to Section 2.3(a).

“Effectiveness Date” has the meaning ascribed to such term in Section 3.2(f)(ii).

“Effectiveness Deadline” has the meaning ascribed to such term in Section 4.1.

“Effectiveness Failure” has the meaning ascribed to such term in Section 4.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Filing Deadline” has the meaning ascribed to such term in Section 4.1.

“Filing Failure” has the meaning ascribed to such term in Section 4.5.

“GAAP” has the meaning ascribed to such term in Section 3.1(g).

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq Global Market and, the Nasdaq Global Select Market).

“Grace Period” has the meaning ascribed to such term in Section 4.5.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, inventions and discoveries and invention disclosures whether or not patented, copyrights in both published and unpublished works, including without limitation all compilations, data bases and computer programs, materials and other documentation, licenses, internet domain names and other intellectual property rights and similar rights.

“knowledge of the Company” and similar phrases, means, the knowledge, after making reasonable due inquiry, of the Chief Executive Officer, President and Chief Operating Officer, Vice President and General Counsel and Vice President, Finance.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Period” has the meaning assigned to such term in Section 5.1(a).

“Losses” has the meaning ascribed to such term in Section 4.7.

“Maintenance Failure” has the meaning ascribed to such term in Section 4.5.

“Material Adverse Effect” means any (i) material adverse effect on the legality, validity or enforceability of this Agreement, (ii) event, occurrence, fact, condition, change or development that has had or has individually or together with other events, occurrences, facts, conditions, changes or developments, material adverse effect on the operations, assets, business, or liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Contract” means any written or oral contract, agreement, deed, mortgage, lease, sublease, license, instrument, note, commitment, commission, undertaking, arrangement or understanding which is required to be filed as an exhibit by the Company with the Commission pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the Commission.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“Nasdaq” means the Nasdaq Capital Market (or any successor thereto).

“Party” means any party to this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Approval” means the issuance of a certificate of outbound investment by enterprises by MOFCOM, the National Development and Reform Commission of the PRC and State Administration of Foreign Exchange of the PRC with respect to the consummation of the transactions contemplated hereby.

“Purchase Price” has the meaning ascribed to such term in Section 2.1.

“Purchaser Indemnified Party” has the meaning ascribed to such term in Section 4.7.

“Registration Delay Payments” has the meaning ascribed to such term in Section 4.5.

“Registration Statement” means the registration statement on Form S-3 (or any successor form related to secondary offerings) required to be filed hereunder as contemplated by ARTICLE IV, including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Reporting Period” means the period commencing on the Closing Date and ending on the earliest of: (i) the date as of which Purchaser may sell all of the Shares under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; (ii) the second anniversary of the Closing Date, and (iii) the date on which such Purchaser shall have sold all of the Shares pursuant to a Registration Statement.

“Representatives” means directors, officers, employees, consultants, financial advisors, counsel, accountants or other agents of a Person.

“Restriction Termination Date” has the meaning ascribed to such term in Section 4.2.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” has the meaning ascribed to such term in Section 3.1(g).

“SEC Restrictions” has the meaning ascribed to such term in Section 4.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning ascribed to such term in Section 2.1.

“Staff” has the meaning ascribed to such term in Section 4.2.

“Subsidiary” means the Company’s subsidiaries, as set forth on Schedule 1.1.

“Trading Day” means a day on which Nasdaq is open for trading.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Company, with a mailing address of 6201 15th Avenue, Brooklyn, NY 11219 and a facsimile number of (718) 236-4588, and any successor transfer agent of the Company.

ARTICLE II.
PURCHASE AND SALE

2.1Purchase and Sale of Shares; Closing.  Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser at the Closing, and Purchaser agrees to purchase from the Company at the Closing, 4,962,779 shares of Common Stock (the “Shares”) at a price per share equal to $4.03, or $19,999,999.37 in the aggregate (the “Purchase Price”).  Upon satisfaction or waiver of the covenants and conditions set forth in Sections 2.3 and 2.4, the Closing shall occur at the offices of Company Counsel or such other location as the Parties shall mutually agree.

2.2Condition Precedent.  The obligation of the Company, Parent and Purchaser to enter into this Agreement is subject to the Company and Parent having executed and delivered the License Agreement on or prior to the date hereof.

2.3Deliveries at Closing.  At the Closing, subject to the terms and conditions of this Agreement:

(a)the Company shall deliver to Purchaser updated Disclosure Schedules that update the Disclosure Schedules delivered as of the date hereof for any matter or fact that arises at any time after the date hereof and prior to the Closing Date that, if such matter or fact had been in existence or had occurred at or before the date hereof, would have made a representation or warranty of the Company in Section 3.1 untrue had it not been set forth or described in the Disclosure Schedules delivered on the date hereof;

(b)the Company shall deliver to Purchaser a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares to Purchaser, provided that the Company shall use its commercially reasonable efforts to cause the Transfer Agent to deliver evidence of issuance as promptly as practicable following the Closing Date;

(c)the Company Counsel shall deliver to Purchaser a legal opinion, in the form reasonably acceptable to Purchaser; and

(d)Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, the Purchase Price.

2.4Closing Conditions.

(a)The obligation of the Company to sell the Shares to Purchaser at the Closing is subject to the following conditions being met or waived in writing by the Company:

(i)the representations and warranties of Parent and Purchaser contained in Section 3.2 shall be true and correct as of the date hereof and as of the Closing Date;

(ii)Parent and Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that they are required to perform or comply with on or before the Closing;

(iii)Parent and Purchaser shall deliver to the Company a certificate executed by an authorized officer of Purchaser confirming the conditions set forth in Sections 2.4(a)(i), (ii) (iv) and (v) have been duly satisfied;

(iv)the License Agreement shall continue to be in full force and effect;

(v)the PRC Approval shall have been obtained; and

(vi)Purchaser shall have delivered the Purchase Price.

(b)The obligation of Purchaser to purchase the Shares at the Closing is subject to the following conditions being met or waived in writing by Purchaser:

(i)the representations and warranties of the Company contained in Section 3.1 shall be true and correct as of the date hereof and in all material respects as of the Closing Date (unless a representation or warranty speaks as of the date hereof or another specific date, in which case such representation or warranty shall be true and correct  as of the date hereof or such other specific date);

(ii)the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that it is required to perform or comply with on or before the Closing;

(iii)the Company shall deliver to Purchaser a certificate executed by an authorized officer of the Company confirming the conditions set forth in Sections 2.4(b)(i), (ii) and (vi) - (xi) have been duly satisfied, and certifying and attaching the Certificate, the Bylaws and authorizing Board of Directors resolutions with respect to this Agreement, and the transactions contemplated hereby;

(iv)the License Agreement shall continue to be in full force and effect;

(v)the Company shall have delivered the items set forth in Section 2.3(a)-(c) of this Agreement;

(vi)the offer and sale of the Shares to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws;

(vii)on the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or Nasdaq, nor shall a banking moratorium have been declared either by the United States or New York State authorities;

(viii)all authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing;

(ix)the Shares will be duly authorized for listing on Nasdaq, subject to official notice of issuance;

(x)no preliminary or permanent injunction or other binding order, decree or ruling issued by a Governmental Authority shall be in effect that shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

(xi)there shall be no Material Adverse Effect with respect to the Company existing as of the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (unless specifically made as of another date, in which case as of such other date) as follows:

(a)Capitalization.  The capitalization of the Company as of May 31, 2020 is as set forth on Schedule 3.1(a).  The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than (i) pursuant to the exercise of stock options under the Company’s stock option plans, (ii) the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans or the Company’s 2019 Equity Incentive Plan, (iii) the issuance of shares of Common Stock pursuant to the Company’s at-the-market sales agreement or (iv) pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  Except as disclosed in the SEC Reports or in Schedule 3.1(a), with respect to awards issued under the Company’s equity incentive plans or  as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(b)Litigation.  There are no actions, suits, proceedings or, to the knowledge of the Company, any investigations, pending or currently threatened against the Company that questions the validity of this Agreement or the issuance of the Shares contemplated hereby or would, if there were an unfavorable decision, have or could reasonably be expected to result in a Material Adverse Effect on the Company.  As of the date hereof, there is no other material action, suit, or proceeding pending or, to the knowledge of the Company, currently threatened in writing against the Company. As of the date hereof, there are no material outstanding consents, orders, decrees or judgments of any Governmental Authority naming the Company.  Neither the Company, nor, to the knowledge of the Company, any director or officer thereof, is the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  To the knowledge of the Company, there is no pending or contemplated investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(c)Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted.  The Company is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(d)Authorization.  All corporate actions on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and for the issuance of the Shares have been taken.  The Company has the requisite corporate power to enter into this Agreement and to carry out and perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by Purchaser, will be a valid and binding agreement of the Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

(e)Subsidiaries.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Subsidiary (i) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and (ii) is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business. All of the issued and outstanding shares of capital stock of each Subsidiary are, where applicable, validly issued, fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Other than the Subsidiaries, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  Except as disclosed in the SEC Reports, the Company is not a participant in any material joint venture, partnership or similar arrangement.

(f)No Conflict With Other Instruments.  Neither the execution, delivery nor performance of this Agreement, nor the issuance of the Shares contemplated hereby will result in (i) any violation of, be in conflict with, cause any acceleration or any increased payments under, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company’s certificate of incorporation (the “Certificate”) or bylaws (the “Bylaws”); (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any law, rule or regulation applicable to the Company; or (d) any note, mortgage, material contract, material agreement, license, waiver, exemption, order or permit; or (ii) the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the material property or assets of the Company is subject.

(g)Disclosure Documents.  For the two years preceding the date hereof, the Company has filed, on a timely basis or has received a valid extension as of such time of filing and has thereafter made such filings prior to the expiration of any such extension, all reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), and the Company has paid all fees and assessments due and payable in connection with the SEC Reports.  As of their respective dates, the SEC Reports complied in all material respects with all statutes and applicable rules and regulations of the Commission, including the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  There are no material unconsolidated subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Reports filed prior to the date hereof, nor any obligations to enter into any such arrangements. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Commission or the Staff. The Common Stock is listed on Nasdaq, and the Company has taken no action designed to, or which would be reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. The Company has not received any notification that, and has no knowledge that, the Commission or Nasdaq is contemplating terminating such listing or registration. To the Company’s knowledge, no stop order or suspension of trading of the Common Stock has been imposed by Nasdaq, the Commission or any other Governmental Authority and remains in effect.

(h)Absence of Certain Events and Changes.  Except as otherwise disclosed in the SEC Reports or in Schedule 3.1(h), since the date of the Company’s Quarterly Report on Form 10-Q for the quarter ended on March 31, 2020: (i) the Company has conducted its business in the ordinary course consistent with past practice, (ii) there has not been any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (iii) the Company has not incurred any material liabilities (contingent or otherwise) other than expenses incurred in the ordinary course of business consistent with past practice, (iv) the Company has not altered its method of accounting in any material respect; and (v) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

(i)Intellectual Property.  The Company owns, or has the right pursuant to a valid, written license agreement to use and exploit, all Intellectual Property used in or necessary for the conduct of the business of the Company and that is material to the business of the Company as currently conducted (the “Company Intellectual Property”). To the knowledge of the Company, (i) all issued patents and registered trademarks that are Company Intellectual Property and that are owned by the Company are valid and enforceable and are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post registration filing of affidavits of use and incontestability and renewal applications), and (ii) there is no existing infringement or misappropriation by another Person of any of the Company Intellectual Property.  Except as disclosed in the SEC Reports, since January 1, 2017, no claims have been asserted by a third party in writing (a) alleging that the conduct of the business of the Company has infringed or misappropriated any Intellectual Property rights of such third party, or (b) challenging or questioning the validity or effectiveness of any Intellectual Property right of the Company, and, to the Company’s knowledge, there is no valid basis for any such claim.  No loss or early expiration of any of the Company’s material Intellectual Property is pending, or, to the Company’s knowledge, threatened.  The Company has taken reasonable steps in accordance with standard industry practices to protect its rights in the Company Intellectual Property and at all times has maintained the confidentiality of all information used in connection with the business that constitutes or constituted a trade secret of the Company.

(j)Compliance.  The Company has all material permits, licenses, franchises, authorizations, orders and approvals of (collectively, “Permits”), and has made all filings, applications and registrations with, Governmental Authorities that are required in order to permit the Company to own or lease its properties and assets and to carry on its business as presently conducted.  Neither the sale of the Shares hereunder nor the performance of the Company’s other obligations under this Agreement will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Company, its businesses or operations or any of its assets or properties.  The Company and the Subsidiaries have complied, and are in compliance, in all material respects with all Permits, statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Authorities applicable to it that relate to its business.  The Company has not received any notice from any Governmental Authority alleging noncompliance, and, to the knowledge of the Company, the Company is not under investigation with respect to, or threatened to be charged with, any material violation of any applicable statutes, laws, regulations, rules, judgments, orders or decrees of any Governmental Authority.  The Company has not received any notice of proceedings relating to the revocation or modification of any Permit. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Except as disclosed in the SEC Reports, since January 1, 2017, the Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

(k)Valid Issuance of Shares.  The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company, and, based in part on the representations of Purchaser in Section 3.2 of this Agreement, will be issued in compliance with all applicable federal and state securities laws.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to Purchaser.  The sale and issuance of the Shares pursuant to, and Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares, except those arising under federal and state securities laws, or any of the assets of Company, or (ii) entitle the holders of any outstanding shares of capital stock of Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of Company.

(l)Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

(m)No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Company.

(n)No Undisclosed Liabilities. Except as disclosed in the SEC Reports or in Schedule 3.1(n), the Company does not have any liabilities (contingent or otherwise), except for (i) liabilities reflected or reserved against in financial statements of the Company (or otherwise disclosed in the accompanying footnotes) included in the SEC Reports filed with the Commission prior to the date of this Agreement, (ii) liabilities incurred in the ordinary course of business or otherwise disclosed in the SEC Reports and (iii) liabilities that have not been and would not reasonably be expected to be material.

(o)Internal Controls.  The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 3.1(o), “knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the Vice President, Finance of the Company. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the timeframes specified by the Commission’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(p)Company Not An “Investment Company.” The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)Solvency. The Company has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(r)No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(s)Foreign Corrupt Practices.  Since January 1, 2017, none of the Company, the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, or employee of the Company or any of the Subsidiaries has taken any action, directly or indirectly, that is in violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any applicable similar laws in foreign jurisdictions in which the Company is currently, or has previously, conducted its business.

(t)Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any Subsidiary (if applicable), director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(u)Shell Company. As of the date hereof and the Closing Date, the Company is not a “shell company” nor a former “shell company” (as defined in Rule 405 of the Securities Act) and has never been a “shell company.”

(v)Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(w)Whistleblowers. To the knowledge of the Company, as of the date hereof, no employee of the Company or any of the Subsidiaries has provided since January 1, 2017 or is providing information to any law enforcement agency regarding the violation of any applicable law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have discharged, demoted or suspended an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(x)Health Laws and FDA Compliance. Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) each of the Company and each of its Subsidiaries is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company or its Subsidiaries for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company and its Subsidiaries or out-licensed by the Company and its Subsidiaries (each a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar (collectively, “Applicable Health Laws”); (ii) the Company and its Subsidiaries possess all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Health Laws and/or for the ownership of their properties or the conduct of their business as it relates to a Company Product and as described in the Company SEC Documents (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any term of any such Authorizations; (iii) neither the Company nor any of its Subsidiaries has received any written notice of adverse finding, warning letter or other written correspondence or notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any Applicable Health Laws or Authorizations relating to a Company Product; (iv) neither the Company nor any of its Subsidiaries has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Health Laws or Authorizations; and (v) neither the Company nor any of its Subsidiaries has received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations.

(y)Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company that are described in the SEC Reports were and, if still pending, are being, conducted in all material respects in accordance with any applicable protocols submitted to the FDA or any Governmental Authority exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws, rules and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company, and the results thereof, contained in the SEC Reports are accurate and complete in all material respects; to the Company’s knowledge, there are no subsequent studies, tests or preclinical and clinical trials, the results described in the SEC Reports of which call into question the results; and the Company has not received any notices or correspondence from the FDA, any Governmental Authority exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

(z)Taxes. (i) The Company and its Subsidiaries have filed all tax returns that are required to have been be filed by each of them or has requested extensions of the filing date thereof and (ii) the Company and its Subsidiaries have paid all taxes required to be paid by any of them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except in the case of clause (i) and (ii), for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business and (iii) there are no tax audits ongoing of which the Company has received written notice.

(aa)Insurance. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for a company (i) in the businesses and location in which the Company is engaged, (ii) with the resources of the Company, and (iii) at a similar stage of development as the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

(bb)Related Party Transactions. As of the date hereof, no director or Affiliate of the Company, nor any family member of any officer, director or Affiliate of the Company, has entered into any transaction with the Company or any of the Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K that has not been disclosed in the Company SEC Documents as required by the rules and regulations of the Commission.

(cc)Material Contracts. Each Material Contract is the legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company and each Subsidiary, as the case may be, is in compliance with all material terms of the Material Contracts to which it is party, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or any Subsidiary under any such Material Contract or, to the knowledge of the Company and each Subsidiary, by any other Person to any such contract except where such breach, violation or default would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

3.2Representations and Warranties of Parent and Purchaser.  Parent and Purchaser hereby represent and warrant to the Company as of the date hereof and as of the Closing Date (unless specifically made as of another date, in which case as of such other date) as follows:

(a)Legal Power.  Each of Parent and Purchaser has the requisite corporate power to enter into this Agreement and to carry out and perform its obligations hereunder.

(b)Due Execution.  All corporate actions on the part of Parent and Purchaser, and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and payment of the Purchase Price have been taken, or will be taken prior to the Closing. This Agreement has been duly authorized, executed and delivered by Parent and Purchaser, and, upon due execution and delivery by the Company, will constitute a valid and legally binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

(c)Investment Representations.  In connection with the offer, purchase and sale of the Shares, Purchaser makes the following representations:

(i)Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of the Shares.

(ii)Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel.

(iii)Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state securities laws and, consequently, Purchaser may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (x) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (y) Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions and satisfactory to the Company) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (z) the Shares are sold or transferred pursuant to Rule 144.

(iv)Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

(v)Purchaser is an “accredited investor” as defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.

(d)Certain Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by Parent or Purchaser.

(e)Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement, except for the PRC Approval.

(f)Legends.

(i)In connection with the issuance and sale of the Shares, Purchaser understands that each of the Shares, whether certificated or in book-entry form, will be endorsed with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to remove the foregoing legend within three (3) Business Days after the Company’s receipt of a written request for legend removal by Purchaser, which request may be made following the expiration of the Lock-Up Period and: (x) any time after the date on which the Registration Statement is declared effective by the Commission (the “Effectiveness Date”), (y) upon any sale of such securities effected in accordance with Rule 144, or (z) at such time as when the Shares may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act and without volume or manner-of-sale restrictions. In the case of clauses (y) and (z) above, Purchaser’s written request for legend removal shall be accompanied by such evidence as reasonably requested by the Company or Transfer Agent that a public sale or transfer of such Shares may be made without registration under the Securities Act. To the extent that the foregoing legend is being removed pursuant to the foregoing clause (x) and prior to a sale of the legended securities, Purchaser covenants that it will only sell, transfer or otherwise dispose of such securities pursuant to the Registration Statement and subject to the limitations set forth in Article IV.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in the License Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the License Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.
REGISTRATION RIGHTS

4.1Registration of the Shares. The Company shall file with the Commission, as soon as practicable but in no event later than 90 days prior to the first anniversary of the Closing Date (the “Filing Deadline”), a Registration Statement covering the resale of the full amount of the Shares to the public by Purchaser. The Company shall use commercially reasonable efforts to cause the Registration Statement covering the Shares to be declared effective by the Commission as soon as practicable, but in no event later than the date (the “Effectiveness Deadline”), which shall be either: (i) in the event that the Commission does not review the Registration Statement, 90 days after the Closing Date (but in any event, no later than three Business Days following the Commission indicating a “no-review” decision on the Registration Statement), or (ii) in the event that the Commission reviews the Registration Statement or notifies the Company that the Registration Statement cannot be declared effective prior to the resolution of any comments related to filings made by the Company with the Commission or confidential treatment requests made by the Company, 120 days after the Closing Date (but in any event, no later than three Business Days following the Commission indicating that it has no further comments on the Registration Statement). Notwithstanding the above, if the Company has received comments from the Commission or the Staff regarding the Registration Statement, then the Company shall use its reasonable best efforts to resolve any such comments as promptly as practicable. The Company shall cause such Registration Statement to remain effective under the Securities Act until all Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144. The Company shall promptly notify Purchaser of the effectiveness of such Registration Statement after the Company confirms effectiveness with the Commission. The Company hereby covenants and agrees to use reasonable commercial efforts to maintain its eligibility to make filings with the Commission on Form S-3 until one or more registrations statements covering the resale of all of the Shares shall have been filed with, and declared effective by, the Commission pursuant to the terms and conditions of this Agreement.

4.2Rule 415; Cutback. If at any time the staff of the Commission (the “Staff”) takes the position that the offering of some or all of the Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Purchaser to be named as an “underwriter,” the Company shall use its reasonable best efforts to persuade the Commission that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that Purchaser is not an “underwriter.” For the avoidance of doubt, “reasonable best efforts” shall not require the Company to institute or maintain any action, suit or proceeding against the Commission or any member of the Staff. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 4.2, the Staff refuses to alter its position, the Company shall: (a) remove from the Registration Statement such portion of the Shares (the “Cut Back Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Shares as the Staff may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Purchaser as an “underwriter” in such Registration Statement without the prior written consent of such Purchaser. No liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this ARTICLE IV (including the liquidated damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that (x) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be ten Business Days after such Restriction Termination Date and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the 90th day immediately after the Restriction Termination Date or the 120th day if the Staff reviews such Registration Statement (but in any event no later than three Business Days from the Staff indicating it has no further comments on such Registration Statement).

4.3Registration Covenant. Purchaser covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of the Shares pursuant to a Registration Statement. The Company shall comply in all material respects with all applicable rules and regulations of the Commission applicable to the filing of a Registration Statement.

4.4Rule 144. With a view to making available to Purchaser the benefits of Rule 144, the Company agrees to:

(a)use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, during the Reporting Period;

(b)use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)furnish to Purchaser, so long as Purchaser owns Shares, promptly upon request during the Reporting Period: (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; and (ii) a statement of how many shares of Common Stock are then issued and outstanding.

4.5Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement.

(a)Subject to Section 4.2, if either: (a) a Registration Statement covering all of the Shares required to be covered thereby and required to be filed by the Company pursuant to this Agreement is: (i) not filed with the Commission on or before the Filing Deadline (a “Filing Failure”), or (ii) not declared effective by the Commission on or before the Effectiveness Deadline (an “Effectiveness Failure”), or (b) on any day during the Reporting Period and after the Effectiveness Date, sales of all of the Shares required to be included on such Registration Statement cannot be made  (other than (i) during a Grace Period or (ii) if the Registration Statement is on Form S-1, for a period of 15 days following the date the Company files a post-effective amendment to incorporate the Company’s Annual Report on Form 10-K) (a “Maintenance Failure”), then, in satisfaction of the damages to any holder of Shares by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock, the Company shall pay to Purchaser relating to such Registration Statement an amount in cash equal to 1.0% of the Purchase Price on each of the following dates: (x) the day of a Filing Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Filing Failure is cured; (y) the day of an Effectiveness Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Effectiveness Failure is cured; and (z) the initial day of a Maintenance Failure and on every thirtieth day (prorated for periods totaling less than 30 days) thereafter until such Maintenance Failure is cured. The payments to which Purchaser shall be entitled pursuant to this Section 4.5 are referred to herein as “Registration Delay Payments”; provided that no Registration Delay Payments shall be required following the termination of the Reporting Period, and, provided, further, that in no event shall the aggregate Registration Delay Payments accruing under this Section 4.5 exceed 6.0% of Purchaser’s interest in the aggregate Purchase Price (i.e., corresponding to a total delay of six months). The first such Registration Delay Payment shall be paid within three Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured.

(b)Notwithstanding anything to the contrary herein, at any time after the Effectiveness Date, the Company may delay the disclosure of material, non-public information concerning the Company that would be required to be made in a registration statement filed with the Commission so that such registration statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading the disclosure of which at the time is not, in the good faith opinion of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, would not be required to be made at such time but for the continued use of such registration statement (a “Grace Period”); provided, that the Company shall promptly: (i) notify Purchaser in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to Purchaser) and the date on which the Grace Period will begin, and (ii) notify Purchaser in writing of the date on which the Grace Period ends; and, provided further, that the Grace Periods shall not exceed an aggregate of 30 Trading Days during any 365-day period and the first day of any Grace Period must be at least 15 days after the last day of any prior Grace Period. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date Purchaser receives the notice referred to in clause: (i) and shall end on and include the later of the date Purchaser receives the notice referred to in clause (ii) and the date referred to in such notice. Upon expiration of the Grace Period, the Company shall again be bound by Section 4.6(c) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of Purchaser in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Purchaser has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to Purchaser’s receipt of the notice of a Grace Period and for which Purchaser has not yet settled.

4.6Registration Procedures.

(a)In connection with the filing by the Company of a Registration Statement covering the Shares, the Company shall furnish to Purchaser (i) a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and (ii) such other documents as Purchaser may reasonably request, in order to facilitate the public sale or other disposition of the Shares.

(b)The Company shall use commercially reasonable efforts to register or qualify the Shares covered by a Registration Statement under the securities laws of each state of the United States as Purchaser shall reasonably request; provided, however, that the Company shall not be required in connection with this subsection (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)If the Company has delivered preliminary or final prospectuses to Purchaser and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Company shall promptly notify Purchaser and, if requested by the Company, Purchaser shall immediately cease making offers or sales of the Shares covered by a Registration Statement and return all prospectuses to the Company. The Company shall promptly provide Purchaser with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, Purchaser shall be free to resume making offers and sales of the Shares under such Registration Statement.

(d)The Company shall be entitled to include in a Registration Statement the shares of Common Stock held by other shareholders of the Company, provided such other shares of Common Stock are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Governmental Authority, or in the case of an underwritten offering, in order to comply with a cutback request of any underwriter.

(e)The Company shall pay all expenses incurred in connection with the preparation and filing of such Registration Statement pursuant to this ARTICLE IV, including all registration and filing fees and printer, legal and accounting fees related thereto, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by Purchasers in connection with sales under any Registration Statement covering the Shares and (ii) the fees and expenses of counsel retained by Purchaser.

(f)The Company shall use commercially reasonable efforts to avoid the issuance of any order suspending the effectiveness of a Registration Statement, or any suspension of the qualifications (or exemption from qualification) of any of the Shares covered by a Registration Statement for sale in any jurisdiction. The Company shall advise Purchaser promptly after it shall receive notice of any stop order or issuance of any order by the Commission delaying or suspending the effectiveness of a Registration Statement covering the Shares or of the initiation of any proceeding for that purpose, and it will promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

4.7Indemnification.

(a)The Company agrees to indemnify and hold harmless Purchaser and its respective shareholder, directors, officers, and Affiliates (collectively, the “Purchaser Indemnified Party”) from and against any losses, claims, damages, liabilities, judgments, fines, obligations, and reasonable expenses, including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending legal action or proceeding (collectively, “Losses”) arise out of, or are based on (i) any breach of any representation or warranty of the Company contained in this Agreement; (ii) any violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement; or (iii) any untrue statement or alleged misstatement of a material fact contained in any Registration Statement covering the Shares or in any preliminary prospectus or final prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement, preliminary prospectus or prospectus, or any amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Purchasers or controlling person specifically for use in the preparation thereof or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Purchaser prior to the pertinent sale or sales by Purchaser.

(b)Purchaser agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company, from and against any Losses, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based on (i) any breach of any representation or warranty of the Purchaser or the Parent contained in this Agreement; (ii) any violation or nonperformance, partial or total, of any covenant or agreement of the Purchaser or the Parent contained in this Agreement; or (iii) any untrue statement or alleged misstatement of a material fact contained in any Registration Statement covering the Shares or in any preliminary prospectus, final prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of Purchaser specifically for use in preparation of the Registration Statement, prospectus, amendment or supplement; provided, however, that Purchaser’s obligation to indemnify the Company shall be limited to the Purchase Price.

(c)Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 4.7, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 4.7 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action).  Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any Affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties.  In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(d)If the indemnification provided for in this Section 4.7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and Purchaser on the other hand, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or Purchaser on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement.  The Company and Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), Purchaser shall not be required to contribute any amount in excess of the amount by which the net amount received by Purchaser from the sale of the Shares to which such loss relates exceeds the amount of any damages which Purchaser has otherwise been required to pay by reason of such untrue statement.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)The rights and obligations of the Company and Purchaser under this Section 4.7 shall survive the termination of this Agreement.

ARTICLE V.
COVENANTS AND ADDITIONAL AGREEMENTS

5.1Stock Ownership Governance.

(a)Lock-Up Period.   Excluding any transfers of Shares between Purchaser and any of its Affiliates, during the twelve (12) months immediately following the Closing Date (the “Lock-Up Period”), Purchaser shall not, and shall not cause any other holder of the Shares to, without the prior written consent of the Company, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Shares or enter into a transaction which would have the same effect; provided that, if the Company undergoes a Change in Control the Board of Directors has recommended that the Company’s shareholder accept or a tender offer made by a third party, Purchaser shall not be excluded and shall be entitled to participate in such Change in Control or tender offer as a shareholder of the Company.

(b)Market Stand-Off Agreement.   During the Lock-Up Period, Purchaser agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Purchaser will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time within the Lock-Up Period from the effective date of such registration as the Company or the underwriters may specify.

(c)Remedies.   Without prejudice to the rights and remedies otherwise available to the Parties, the Company shall be entitled to equitable relief by way of injunction if Purchaser breaches any of the provisions of this Section 5.1.

5.2Voting.   During the Lock-Up Period, Purchaser shall vote, or cause to be voted, all shares of Common Stock then beneficially owned by Purchaser, in accordance with the recommendation of the Board of Directors on any matters presented to the Company’s stockholders with respect to any of the Company’s equity incentive plans or compensation matters, in each case, that apply to employees of the Company generally.

5.3Non-Public Information.  Except as contemplated by the License Agreement, the Company covenants and agrees that, following the Closing, neither it, nor any other Person acting on its behalf, will provide Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information.  The Company understands and confirms that Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

5.4Use of Proceeds.  The Company shall use the net proceeds from the sale of the Shares hereunder for working capital purposes and shall not use such proceeds: (a) for the redemption of any Common Stock or Common Stock Equivalents, (b) for the settlement of any outstanding litigation, or (c) in violation of FCPA or regulations of the Office of Foreign Assets Control of the U.S. Treasury Department.

5.5Listing of Common Stock, No Integrated Offerings. The Company shall take no action designed to, or which to the knowledge of the Company is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act.  The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock, including the Shares, on Nasdaq.  The Company further agrees, if the Company applies to have the Common Stock traded on any other trading market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other trading market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock, including the Shares, on Nasdaq and will comply in all material respects with the Company’s reporting, filing and other obligations under the Bylaws or rules of Nasdaq.  The Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq nor has the Company received in the past twelve (12) months any notification that the Commission or Nasdaq is contemplating terminating such registration or listing. The Company currently meets the continuing eligibility requirements for listing on Nasdaq. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company. The Company agrees to file with the Commission in a timely manner all reports and other filings required of the Company under the Securities Act and the Exchange Act.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Purchaser or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq.

5.6Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to (x) conduct the Company’s business in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization and business of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, collaborators, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall not:

(a)authorize or effect any amendment or change to the Certificate or the Bylaws, including any amendment to the Certificate that has the effect of splitting, combining, reclassifying, recapitalizing, or modifying the terms of any equity interests of the Company;

(b)declare, set aside or pay any cash dividend on, or make any other cash distribution in respect of outstanding equity securities of the Company or any of its Subsidiaries, except for cash dividends by any Subsidiary to the Company;

(c)sell, transfer, abandon, allow to lapse, license or otherwise encumber any Company Intellectual Property, except in the ordinary course of business consistent with past practice or that would not reasonably be expected to have an adverse effect on the transactions contemplated in the License Agreement;

(d)except as disclosed in Schedule 5.6(d), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(e)authorize, or commit or agree to take, any of the foregoing actions.

5.7Commission Filings. The Company will timely make all filings with the Commission that are required by the Company in connection with its entrance into this Agreement and the offer and sale of the Shares.

5.8Notices of Certain Events. The Company shall as promptly as reasonably practicable notify Purchaser of: (i) any notice or other communication of which the Company has knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1(b) or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Closing Date of which it has knowledge that makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

5.9PRC Approval. Parent and Purchaser shall, as promptly following the date hereof (but in any event within seven (7) Business Days), file all documentation necessary to be filed with MOFCOM or any other Governmental Authority in connection with the PRC Approval, and Parent and Purchaser shall take all actions required by law and otherwise reasonably necessary to obtain the PRC Approval as promptly as practicable.

ARTICLE VI.
MISCELLANEOUS

6.1Termination.  This Agreement may be terminated at any time prior to Closing:

(a)by mutual written consent of Purchaser and the Company;

(b)by Purchaser or the Company:

(i)if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any Governmental Authority shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the issuance of the Shares contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

(ii)if the PRC Approval shall not have been obtained on or before the date that is sixty (60) Business Days after the date of this Agreement; provided that Purchaser cannot terminate this Agreement pursuant to this Section 6.1(b)(ii) unless Purchaser has complied in all respects with its obligations under Section 5.9 of this Agreement.

(c)by Purchaser:

(i)if the Company shall have (A) failed to perform any of its material obligations contained herein, or (B) breached any of its material representations or warranties contained herein, provided that Purchaser gives the Company written notice of such failure to perform or breach and the Company does not cure such failure to perform or breach within thirty (30) days after its receipt of such written notice;

(ii)if the Common Stock shall no longer be listed for trading on Nasdaq or another national securities exchange or automated quotation system;

(iii)if the License Agreement shall have been terminated; or

(iv)if any of the conditions set forth in Section 2.4(b) shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

(d)by the Company:

(i)if Parent or Purchaser shall have (A) failed to perform any of its material obligations contained herein, or (B) breached any of its material representations or warranties contained herein, provided that the Company gives Parent or Purchaser written notice of such failure to perform or breach and Parent or Purchaser, as applicable, does not cure such failure to perform or breach within thirty (30) days after its receipt of such written notice; or

(ii)if any of the conditions set forth in Section 2.4(a) shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

(e)If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, provided, however, that (i) none of the Parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 6.1(a), 6.1(b), and (ii) nothing shall relieve any of the Parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 6.1(c) or 6.1(d); and provided, further, that none of the Parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

6.2Publicity.  Except as required by judicial order or applicable Law, or as set forth below, no Party shall make any public announcement concerning this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement.  No Party shall use the name, trademark, trade name or logo of the other Parties or their employees, in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Parties. Notwithstanding the terms of this Section 6.2, each Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, based on the advice of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the Commission, its PRC counterparts or any other governmental authority.  Any Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 6.2.

For purposes of clarity, any Party may issue a press release or public announcement or make such other disclosure if the content of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

6.3Fees and Expenses.  Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement,  The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to Purchaser.

6.4Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Agreement.

6.5Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by a reputable international overnight courier service or (d) sent by electronic mail. Any such communication, notice, instruction or consent will be deemed to have been delivered: (i) on receipt if given in person; (ii) three (3) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country or region as the recipient’s address or five (5) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country or region; (iii) one (1) Business Day after it is sent via a reputable international overnight courier service; or (iv) upon confirmation of receipt if sent by electronic mail.

If to the Company:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention:  General Counsel

E-mail address: [REDACTED]

with a copy to (which will not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199, USA

Attention:  Zachary Blume

E-mail address: [REDACTED]

If to Purchaser:

Betta Pharmaceuticals Co. Ltd.

No. 355 Xingzhong Rd. Yuhang District. Hangzhou.

PRC 311100

Attention: Chairman & CEO

Email: [REDACTED]

Telephone: [REDACTED]

with a copy to (which will not constitute notice):

PacGate Law Group

55th Floor, Fortune Financial Center, Suite 5501, 5 East 3rd Ring Rd.

Chaoyang District,

Beijing, China 100020

Email: [REDACTED]

Tel: [REDACTED]

6.6Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and Purchaser.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

6.7Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.8Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser (other than by merger).  Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Shares, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of this Agreement that apply to “Purchaser.”

6.9No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.10Governing Law; Jurisdiction.

(a)This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement will be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 6.10(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators will be three (3), of whom the Parties will select one (1) each. The two arbitrators so selected will select the third (3rd) and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA will select the third arbitrator. The place of arbitration will be New York City, New York, and all proceedings and communications will be in English. The Parties will have the right to be represented by counsel. Any judgment or award rendered by the arbitrators will be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.

6.11Survival of Representation and Warranties.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

6.12Execution in Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Parties, it being understood that the Parties need not sign the same counterpart.  In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

6.13Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.14Replacement of Securities.  If any certificate or instrument evidencing any of the Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

6.15Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to seek specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16Saturdays, Sundays, Holidays, etc.If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.17Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in this Agreement shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

6.18WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AGENUs inc.
By:_/s/ Garo H. Armen Name: Garo H. Armen Title: Chief Executive Officer

BETTA PHARMACEUTICALS CO. LTD. (贝达药业股份有限公司)
By: /s/ Lieming Ding Name: Lieming Ding Title: Chairman & CEO
Betta Investment (Hong Kong) Limited (貝達投資(香港)有限公司)
By: /s/ Lieming Ding Name: Lieming Ding Title: Chairman